Exhibit 99.10

北京大成（深圳）律师事务所 深圳市福田区深南大道1006号 国际创新中心A栋3层、4层、12层 电话:+86 158 8973 8883 传真:+86 755-2622 4100	3/F,4/F,12/F, Building A International Innovation Center 1006 Shennan Avenue, Futian District Shenzhen 518026, P. R. China Tel:+158 8973 8883 Fax:+86 755-2622 4100

ECST HOLDINGS LIMITED

Flat B5, 25/F, TML Tower

No. 3 Hoi Shing Road

Tsuen Wan, New Territories

Hong Kong

Date: August 13, 2025

To: ECST HOLDINGS LIMITED

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof. For the purpose of this opinion (this “Opinion”) only, the term of PRC does not include the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region and Taiwan.

We act as the PRC counsel to ECST HOLDINGS LIMITED (the “Listing Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of 2,000,000 ordinary shares, par value of US$0.0001 per share (the “Ordinary Shares”) of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”), to issue this Opinion.

Beijing Dacheng Law Offices, LLP (“大成”) is an independent law firm, and not a member or affiliate of Dentons. 大成 is a partnership law firm organized under the laws of the People’s Republic of China, and is Dentons’ Preferred Law Firm in China, with offices in more than 40 locations throughout China. Dentons Group (a Swiss Verein) (“Dentons”) is a separate international law firm with members and affiliates in more than 160 locations around the world, including HKSAR, China. For more information, please see dacheng.com/notices or dentons.com/notices.

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A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Listing Company (the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) each of the parties to the Documents, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii) unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(iv) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v) all requested Documents have been provided to us and all factual statements made to us by the Listing Company in connection with this Opinion are true, correct and complete; and

(vi) each of the Documents governed by laws other than the PRC Laws is legal, valid, binding and enforceable in accordance with their respective governing laws in all material respects.

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B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Listing Company”	refers to the ECST HOLDINGS LIMITED；

“PRC Subsidiaries”	refers to 2 limited liability companies organized under the PRC laws, including Shenzhen Yixi Technology Company Limited and Foshan Yixi Intelligent Technology Company Limited:

“CSRC”	refers to China Securities Regulatory Commission;

“CAC”	Cyberspace Administration of China;

“mainland China” or the “PRC”	refers to the People’s Republic of China, for the purpose of this Legal Opinion only, excluding Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

“PRC Laws”	refers to all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion;

“CAC Measures”	refers to the Cybersecurity Review Measures of the PRC (《网络安全审查办法》);

“Overseas Listing Trial Measures”	refers to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (《境内企业境外发行证券和上市管理试行办法》) , which was promulgated by the CSRC on February 17, 2023 and came into effect on March 31, 2023.

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C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Corporate Structure.

To the best of our knowledge after due inquiry, as of the date of this Legal Opinion, the ownership structures of the PRC Subsidiaries are not in violation of mandatory provisions of applicable PRC laws currently in effect in material aspects. Each of the PRC Subsidiaries has been duly organized and is validly existing as a limited liability company with full legal person status, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Each of the PRC Subsidiaries has the capacity and authority to own assets, to conduct businesses, and to sue and be sued in its own name under the PRC laws.

According to the Public Credit Information Report on Compliance Certificate (“Credit Report”) issued by the Credit Guangdong Platform provided by the PRC Subsidiaries, during the period from January 1, 2023 to February 14, 2025, the PRC Subsidiaries has no records of illegal or regulatory violations in the field of market regulation and supervision.

(2)	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC Laws or national sovereignty, national security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

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(3)	Social Insurance Premium and Housing Fund.

As the PRC Subsidiaries have not made adequate social insurance for all its employees, the PRC Subsidiaries, according to the PRC Social Insurance Law(《中华人民共和国社会保险法》), may be required to make up the social insurance contributions within a prescribed time limit and to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date by relevant administrative authorities, or be imposed a fine of one to three times the outstanding amount if the relevant PRC Subsidiaries fail to make up for the shortfalls within the prescribed time limit by relevant administrative authorities. As the PRC Subsidiaries have neither made adequate housing fund contributions for all its employees, the PRC Subsidiaries, according to the Administrative Regulations on the Housing Funds(《住房公积金管理条例》), may be required to make up housing fund contributions within the prescribed time limit or otherwise be applied by relevant administrative authorities for housing fund contributions enforcement by the PRC courts.

(4)	CSRC Filing.

According to the Overseas Listing Trial Measures, direct overseas listing by domestic enterprises refers to the overseas listing of shares by joint-stock limited companies registered and established within mainland China, while any overseas listing conducted by an issuer that concurrently meets the following conditions shall be determined as an indirect overseas listing by a Chinese domestic enterprise: (i) among the operating revenue, total profits, total assets or net assets of the domestic enterprise in the most recent fiscal year, any index accounts for over 50% of the relevant data in the audited consolidated financial statements of the issuer for the same period; (ii) the main parts of the business activities of the issuer are carried out in mainland China or the main business places are located in mainland China, or most of the senior executives in charge of business operation are Chinese citizens, or their habitual residences are located in mainland China. Domestic enterprises that go whether direct or indirect overseas listing shall file with the CSRC in accordance with the Overseas Listing Trial Measures, submitting the filing report, legal opinion letter, and other relevant materials (“CSRC Filing Procedure”).

As confirmed by the Listing Company and to the best of our knowledge after due and reasonable inquiry, as of the date of this legal opinion: (i) none of the operating revenue, total profits, total assets, or net assets of the PRC Subsidiaries in the most recent fiscal year has exceeded 50% of the relevant data in the audited consolidated financial statements of the Listing Company for the same period; (ii) the main aspects of the business activities of the Listing Company are not carried out within mainland China, but in Hong Kong, the primary locations of the business operations of the Listing Company are not within mainland China, but in Hong Kong, and the senior management of the Listing Company responsible for daily operations are Hong Kong residents habitually residing in Hong Kong; and (iii) the Listing Company has not stored the documents, information and/or materials submitted to Nasdaq in connection with its application within mainland China, but in Hong Kong; Therefore, we are of the opinion that, the listing does not constitute a direct or indirect overseas listing by a domestic enterprise and the Listing Company is not subject to the CSRC Filing Procedure and Article 26 required by the Overseas Listing Trial Measures.

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(5)	Cybersecurity Review.

Pursuant to the CAC Measures, PRC critical information infrastructure operators procuring network products and services, and online platform operators carrying out data processing activities, which affect or may affect PRC national security, shall be subject to a cybersecurity review in accordance with the CAC Measures. In addition, online platform operators possessing personal information of more than 1 million users seeking to be listed on foreign stock markets must apply for a cybersecurity review.

As confirmed by the Listing Company, as of the date of this legal opinion: (i) none of the PRC Subsidiaries has received any written or oral notice from the competent authorities responsible for the protection of its industry or sector under the Critical Information Infrastructure Security Protection Regulation(《关键信息基础设施安全保护条例》) designating it as a Critical Information Infrastructure Operator(“CIIO”); (ii) the PRC Subsidiaries are not in possession of personal information of more than 1 million users and the Listing Company has stored all of the data collected in its servers located in Hong Kong; Therefore, we are of the opinion that the Listing Company is not subject to Cybersecurity Review required by the CAC Measures.

(6)	Security Assessment for Outbound Data Transfer.

According to Article 9 of the Provisions on Promoting and Regulating Cross-border Flow of Data（《促进和规范数据跨境流动规定》）, data processors providing data to overseas entities must apply for a Security Assessment for Outbound Data Transfer through the local provincial cyberspace administration to the national cyberspace administration under one of the following conditions: (i) Operators of critical information infrastructure provide personal information or important data to overseas entities; (ii) Data processors (other than operators of critical information infrastructure) provide important data to overseas entities, or have provided personal information of more than 1 million individuals (excluding sensitive personal information) or sensitive personal information of more than 10,000 individuals to overseas entities since January 1st of the current year.

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According to Article 5 of the Provisions on Promoting and Regulating Cross-border Flow of Data, data processors are exempted from applying for the security assessment for outbound data transfer, conducting a standard contract for personal information transfer abroad, or undergoing personal information protection certification when transferring personal information overseas under any of the following circumstances: (ii) where the transfer of personal information of the employees is required for cross-border human resources management under legally established employment regulations or collective labor agreements; (iv) for non-Critical Information Infrastructure Operators (non-CIIOs), where the cumulative volume of personal information (excluding personal sensitive data) transferred overseas since January 1 of the current year does not exceed 100,000 individuals.

As confirmed by the Listing Company, as of the date of this legal opinion: (i) none of the PRC Subsidiaries has received any written or oral notice from the competent authorities responsible for the protection of its industry or sector under the Critical Information Infrastructure Security Protection Regulation designating it as a CIIO; (ii) the PRC Subsidiaries, during its business operations, do not provide important data to overseas entities and the personal information the PRC Subsidiaries provided to its overseas entity is limited to that of its employees for the purpose of cross-border human resources management, involving less than 100,000 individuals and does not include sensitive personal information; Therefore, we are of the opinion that the Listing Company and its PRC subsidiaries are not required to go through security assessment for outbound data transfer, or other requirements stipulated in the Provisions on Promoting and Regulating Cross-border Flow of Data by CAC.

Apart from the matters disclosed in Section (4),(5) and (6), as of the date of this legal opinion, the Listing Company and its PRC subsidiaries have not failed to obtain any permission or approval explicitly mandated by the CSRC and CAC in accordance with the current PRC laws and regulations in force.

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(7)	With Regard to Article 177 of the PRC Securities Law

According to Article 2 of the PRC Securities Law, the provisions of this Law shall apply to the domestic offering and trading of shares, corporate bonds, depository receipts and other securities determined by the State Council pursuant to the law within mainland China; and the offering and trading of securities outside mainland China which disrupt the domestic market of the PRC and harm the legitimate rights and interests of domestic investors shall be dealt with pursuant to the relevant provisions of this Law, and legal liability shall be pursued.

Article 177 of the PRC Securities Law stipulates that enterprise or individual shall not provide the documents and materials relating to securities activities to overseas parties without the consent of the securities regulatory authority of the State Council and the relevant State Council department.

As confirmed by the Listing Company and to the best of our knowledge after due and reasonable inquiry, as of the date of this legal opinion: (i) the listing of the Company is not within mainland China, and (ii) the listing of the Company does not disrupt the domestic market of the PRC and harm the legitimate rights and interests of domestic investors; (iii) the documents and materials relating to securities activities of the Company are all stored in Hong Kong, not in mainland China; and (iv) the documents and/or materials requested by Nasdaq from the Company, once listed, in connection with Nasdaq’s regulatory responsibilities related to oversight of its issuer companies will also be stored in Hong Kong, not in mainland China; therefore, we are of the opinion that Article 177 of the PRC Securities Law does not apply to the listing of the Company.

(8)	Pending Litigation.

Based on the search results of the National Enterprise Credit Information Publicity System (“国家企业信用信息公示系统”), China Judgments Online (“中国裁判文书网”), China Enforcement Information Online (“中国执行信息公开网”), Credit Report and as confirmed by the Listing Company, as of the date of the this legal opinion, the PRC Subsidiaries have no pending litigation or arbitration proceedings that would have a material adverse effect on its operations or financial condition.

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D. Statement

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, in relation to the Listing Company’s Registration Statement and Offering, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

According to the Measures for the Administration of the Provision of Securities Legal Services by Law Firms issued by the CSRC and the Ministry of Justice of the PRC, the same PRC law firm may not simultaneously issue legal opinions for both the issuer and the sponsor or the underwriting securities company in the same securities issuance. This Opinion is given for the benefit of the Listing Company only and may not be relied upon by any person or entity other than the Listing Company without our express written consent. The Listing Company may provide a copy of this Opinion to the underwriter of the Offering and listing on Nasdaq in the United States for reference only, and we shall not undertake liability for the underwriter obtaining a copy of this Opinion. We hereby consent to the use of this Opinion in and of its filing as an exhibit to the Registration Statement, and we also consent to the reference to our name in such Registration Statement. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

[SIGNATURE PAGE FOLLOWS]

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Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Shenzhen)
Beijing Dacheng Law Offices, LLP (Shenzhen)

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